Encorium Reports Second Quarter 2009 Financial Results

Updates Status of Sale of Wholly-Owned Subsidiary

WAYNE, PA, August 24, 2009 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational contract research organization (CRO) that provides design, development, and management capabilities for clinical trials and patient registries to many of the world's leading pharmaceutical companies, today announced its financial results for the second quarter ended June 30, 2009.

As previously announced, on July 16, 2009 the Company sold substantially all of the assets relating to its US line of business to Pierrel Research USA, Inc., the result of which the Company no longer has any employees or significant operations in the United States. Due to this sale, for the six months ended June 30, 2009 and 2008, the results of the U.S. business have been presented as discontinued operations in the Company’s consolidated financial statements.

Net revenue for the second quarter of 2009 was $4.5 million, a decrease of 23.37% from $5.9 million for the second quarter of 2008. The decrease in net revenues was primarily attributable to unfavorable foreign currency fluctuations of $1.4 million for the three months ended June 30, 2009. The Company had a consolidated backlog at June 30, 2009 from continuing operations of $19.6 million which included approximately $4.8 million of new business wins in the first half of 2009 compared to a backlog of $23.5 million at June 30, 2008.

Direct expenses for the second quarter of 2009 were $3.4 million, or 76.3% of net revenues, compared to $3.8 million, or 64.2% of net revenues, for the comparable prior year period. The decrease in direct expenses was primarily the result of approximately $541,000 of favorable foreign currency fluctuations absorbed by the Company’s European operations in the second quarter of 2009, partially offset by severance and other costs of $202 thousand.

Selling, general, and administrative expenses (SG&A) decreased by 12% to $2.2 million, or 49.9% of net revenue, for the three months ended June 30, 2009, compared to $2.5 million, or 43% of net revenue, for the three months ended June 30, 2008. The decrease in SG&A was due primarily to approximately $178 thousand of favorable currency fluctuations and reduction in staff and facility costs in the Company’s U.S. operations, partially offset by higher professional fee associated with the sale of the U.S. business.

Depreciation and amortization expense decreased 61.25% to $93,000 for the three months ended June 30, 2009 from $240,000 for the three months ended June 30, 2009 primarily as a result of certain intangible assets acquired as part of the Encorium Oy (formerly Remedium) acquisition being fully amortized.

Loss from continued operations increased by $604,000 for the three months to $1.3 million or $(0.06) per diluted share for the second quarter of 2009, from a net loss of $665,000, or $(0.03) per diluted share in the second quarter of 2008.

Financial Position

Encorium’s balance sheet at June 30, 2009 reflected cash and cash equivalents of $838,696 and stockholders’ equity of $1.8 million. The Company’s latest financials have been prepared on a going concern basis. As previously disclosed, Encorium's independent registered public accounting firm reported that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 27, 2009, contains a paragraph that indicates that, while the Company's financial statements have been prepared on a going concern basis, there is substantial doubt about its ability to continue as a going concern, and that no adjustments have been made to the financial statements that might result from the outcome of this uncertainty.

Update on Sale of Encorium Oy

On May 11, 2009, we announced that we had entered into a non-binding letter of intent to sell our wholly- owned subsidiary, Encorium Oy, to a U.S. based clinical research organization. The terms of the transaction have not been announced and are continuing to be negotiated between the parties. The closing of the sale is subject to the completion if due diligence, execution of definitive agreements and stockholder approval. In the event the sale of Encorium Oy is consummated, the Company will no longer have any operations and the Board of Directors intend to, subject to stockholder approval, adopt a plan to liquidate and dissolve the Company and distribute liquidation proceeds, if any, to the stockholders. We anticipate the transaction will not close until the fourth quarter of 2009.

In the event the sale of Encorioum Oy is not consummated, we anticipate that will be able to meet our cash requirements through June of 2010, assuming we are able to fully implement our current cost cutting initiatives, we are able to win additional contracts during fiscal 2009 and we are able to maintain our current customer contracts. If the sale of Encorium Oy is not consummated we will continue to seek strategic alternatives, including, but not limited to attempting to secure additional financing. Our ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, as well as conditions in our business and our operating results; and those factors may affect our efforts to arrange additional financing on terms that are satisfactory to us or at all. If we are unable to secure additional financing on terms acceptable to us and on a timely basis, we may significantly reduce our operating costs, which may include the cessation of operations in some countries or seek stockholder approval to liquidate and dissolve. Any decision to liquidate and dissolve the Company may occur at any point during or before the first quarter of 2010. It is unclear whether there would be funds available for distribution to our stockholders in these instances.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate,"

"project," "expect," "intend," "believe," "anticipate" and similar expressions regarding the potential sale Encorium Oy and our expectations regarding the effects of such transactions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the timing of the closing, if any, of the transactions; (ii) the completion to the purchaser’s satisfaction of due diligence; (iii) the acquisition by us of a fairness opinion relating to the purchase price for the sale of Encorium Oy; (iv) our ability to negotiate definitive agreements with the Purchaser; (v) the possibility that the transaction may not close; and (vi) the risk that any distributions to stockholders in connection with the transactions will not result in a premium to, and could be less than, the current stock price.

Additional risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) the risk that we may not have sufficient funds to operate our business; (ii)our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; and (xiii) uncertainties regarding the availability of additional capital and continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled “Risk Factors” in the Company Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 for a more complete discussion of factors which could cause our actual results and financial position to change.

You should not place any undue reliance on these forward-looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department.

CONTACT: Encorium Group, Inc. Philip L. Calamia, Chief Financial Officer 610-975-9533 www.encorium.com

--financial tables follow—

ENCORIUM GROUP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

Three Months Ended			Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net revenue	$4,483,263	$5,917,591	$9,021,436	$11,320,070
Reimbursement revenue	799,315	1,059,297	1,915,366	1,968,736

Total Revenue	5,282,578	6,976,888	10,936,802	13,288,806

Operating Expenses
Direct	3,421,073	3,796,212	6,364,975	7,506,880
Reimbursement out-of-pocket expenses	799,315	1,059,297	1,915,366	1,968,736
Selling, general and administrative	2,238,562	2,546,593	4,320,868	4,800,827
Depreciation and amortization	92,877	240,229	183,375	780,275

Total Operating Expenses	6,551,827	7,642,331	12,784,584	15,056,718

Loss from Operations	(1,269,249)	(665,443)	(1,847,782)	(1,767,912)
Interest Income	1,064	7,287	10,107	12,685
Interest Expense	(2,059)	(6,299)	(14,563)	(6,915)

Net Interest (Expense) Income	(995)	988	(4,456)	5,770
Other expense	-	-	-	-
Net Loss from continuing operations
before Income Taxes	(1,270,244)	(664,455)	(1,852,238)	(1,762,142)

Income Tax Expense (Benefit)	11	54,766	(7,927)	68,896

Net Loss from continuing operations	$(1,270,255)	$(719,221)	$(1,844,311)	$(1,831,038)

Net loss from discontinued operations	(674,416)	(726,230)	(295,580)	(1,621,793)
Income Tax Expense (Benefit)	-	-	-	-

Net Loss	$(1,944,671)	$(1,445,451)	$(2,139,891)	$(3,452,831)

Weighted Average Common and Common Equivalent Shares Outstanding

Basic	20,523,883	20,603,140	20,523,883	20,603,140
Diluted	20,523,883	20,603,140	20,523,883	20,603,140

Net Loss per Common Share
Continuing Operations	$(0.06)	$(0.03)	$(0.09)	$(0.09)
Discontinued Operations	$(0.03)	$(0.04)	$(0.01)	$(0.08)

Net Loss per Common Share	$(0.09)	$(0.07)	$(0.10)	$(0.17)

ENCORIUM GROUP, INC
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	June 30,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$838,696	$5,705,818
Investigator advances	0	1,088,768
Accounts receivable, less allowance of $0 and $97,000 for
June 30, 2009 and December 31, 2008, respectively	2,790,665	4,624,161
Prepaid expenses and other	958,731	1,206,088
Prepaid taxes	46,117	28,290
Costs and estimated earnings in excess of
related billings on uncompleted contracts	1,260,625	1,443,427

Total Current Assets	5,894,834	14,096,552

Property and Equipment, Net	314,191	1,211,929
Intangible Assets
Goodwill	1,361,520	1,366,269
Other intangibles, Net	3,579,665	3,733,517

Other assets, including net assets held for sale of $2.7M	3,177,303	684,666

Total Assets	$14,327,513	$21,092,933

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$3,088,534	$3,624,071
Accrued expenses	2,799,343	3,004,627
Deferred taxes	272,676	206,173
Obligations under capital leases	46,076	72,542
Billings in excess of related costs and
estimated earnings on uncompleted contracts	938,013	3,307,347
Customer advances	1,563,833	5,297,000

Total Current Liabilities	8,708,475	15,511,760

Long Term Liabilities
Obligations under capital leases	63,444	189,680
Deferred taxes	857,458	897,204
Other liabilities, including liabilities held for sale of $2.6M	2,901,254	316,516

Total Long Term Liabilities	3,822,156	1,403,400

Total Liabilities	12,530,631	16,915,160

Stockholders' Equity
Common stock, $.001 par value 35,000,000
shares authorized, 20,834,004 shares issued
and 20,523,883 shares outstanding, respectively	20,834	20,834
Additional paid-in capital	32,495,771	32,417,250
Additional paid-in capital warrants	905,699	905,699
Accumulated deficit	(32,916,484)	(29,737,430)
Accumulated other comprehensive income	2,017,751	1,298,109

Less:	2,523,571	4,904,462
Treasury stock, at cost, 310,121 shares	(726,689)	(726,689)

Total Stockholders’ Equity	1,796,882	4,177,773

Total Liabilities and Stockholders’ Equity	$14,327,513	$21,092,933